                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and
Board of Directors of Medtronic, Inc.

In our opinion, the accompanying supplemental consolidated balance sheets and the related supplemental statements of consolidated earnings, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Medtronic, Inc., and its subsidiaries at April 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Minneapolis, Minnesota
May 26, 1998, except as to Note 16
  which is as of November 2, 1998 and
  Note 2 which is as of September 30, 1998

MEDTRONIC, INC.
SUPPLEMENTAL STATEMENT OF CONSOLIDATED EARNINGS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

                                                                        Year Ended April 30,
                                                                 1998           1997          1996
                                                              ----------     ----------    ----------
Net sales                                                     $2,783,371     $2,609,361    $2,326,836

Costs and expenses:
  Cost of products sold                                          760,016        692,964       664,531
  Research and development expense                               317,957        299,662       263,933
  Selling, general, and administrative expense                   809,546        807,852       747,245
  Non-recurring charges                                          156,400
  Foundation commitment                                           36,000
  Interest expense                                                 9,756         11,254        10,531
  Interest income                                                (22,927)       (34,047)      (31,124)
                                                              ----------     ----------    ----------
       Total costs and expenses                                2,066,748      1,777,685     1,655,116
                                                              ----------     ----------    ----------

Earnings before income taxes                                     716,623        831,676       671,720
Provision for income taxes                                       249,746        287,092       235,582
                                                              ----------     ----------    ----------
       Net earnings                                           $  466,877     $  544,584    $  436,138
                                                              ----------     ----------    ----------
                                                              ----------     ----------    ----------

Weighted average shares outstanding                              477,243        485,506       482,923
Basic earnings per share                                      $     0.98     $     1.12    $     0.90
Earnings per share assuming dilution                          $     0.96     $     1.10    $     0.89
Weighted average shares outstanding assuming dilution            484,126        494,019       492,209

  See accompanying notes to supplemental consolidated financial statements.

MEDTRONIC, INC.
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------

                                                                                            April 30,
                                                                                       1998           1997
                                                                                    ----------     ----------
         ASSETS
Current assets:
  Cash and cash equivalents                                                         $  386,191     $  201,712
  Short-term investments                                                                43,148         53,181
  Accounts receivable, less allowance for doubtful accounts
    of $15,224 and $14,420                                                             608,773        555,171
  Inventories:
    Finished goods                                                                     168,121        142,874
    Work in process                                                                     83,756         75,309
    Raw materials                                                                      120,031         99,211
                                                                                    ----------     ----------
        Total inventories                                                              371,908        317,394
  Deferred tax assets                                                                  148,892        121,087
  Prepaid expenses and other current assets                                             83,853         71,707
                                                                                    ----------     ----------
        Total current assets                                                         1,642,765      1,320,252

Property, plant, and equipment:
  Land and land improvements                                                            27,420         26,329
  Buildings and leasehold improvements                                                 239,453        223,786
  Equipment                                                                            709,865        671,022
  Construction in progress                                                              69,909         60,436
                                                                                    ----------     ----------
                                                                                     1,046,647        981,573
  Accumulated depreciation                                                            (519,702)      (479,863)
                                                                                    ----------     ----------
        Net property, plant, and equipment                                             526,945        501,710

Goodwill, net of accumulated amortization of $93,197 and $71,700                       368,768        394,238

Other intangible assets, net of accumulated amortization of
  $54,505 and $53,325                                                                   97,791         96,730

Long-term investments                                                                  137,706        125,847
Other assets                                                                           113,412         70,531
                                                                                    ----------     ----------
        Total assets                                                                $2,887,387     $2,509,308
                                                                                    ----------     ----------
                                                                                    ----------     ----------

         LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Short-term borrowings                                                             $   94,346     $  106,375
  Accounts payable                                                                     104,798        121,703
  Accrued compensation                                                                 179,670        129,636
  Accrued income taxes                                                                  72,471         68,814
  Other accrued expenses                                                               153,952        120,284
                                                                                    ----------     ----------
        Total current liabilities                                                      605,237        546,812

Long-term debt                                                                          32,758         36,116
Deferred tax liabilities                                                                13,409          2,163
Other long-term liabilities                                                            129,760        129,695
                                                                                    ----------     ----------
        Total liabilities                                                              781,164        714,786

Commitments and contingencies

Shareholders' equity:
  Preferred stock - par value $1.00, 2,500,000 shares authorized, none outstanding
  Common stock - par value $.10, 800,000,000 shares authorized;
    477,514,510 and 475,868,518 shares issued and outstanding                           47,752         47,586
  Retained earnings                                                                  2,153,458      1,831,875
  Cumulative translation adjustments and other                                         (67,087)       (57,039)
                                                                                    ----------     ----------
                                                                                     2,134,123      1,822,422
  Receivable from employee stock ownership plan                                        (27,900)       (27,900)
                                                                                    ----------     ----------
        Total shareholders' equity                                                   2,106,223      1,794,522
                                                                                    ----------     ----------
        Total liabilities and shareholders' equity                                  $2,887,387     $2,509,308
                                                                                    ----------     ----------
                                                                                    ----------     ----------

MEDTRONIC, INC.
SUPPLEMENTAL STATEMENT OF CONSOLIDATED SHAREHOLDERS' EQUITY
(IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------

                                                                              Cumulative
                                                                              Translation   Receivable
                                                     Common      Retained     Adjustments     From
                                                      Stock      Earnings      and Other      ESOP
                                                    -------     ----------    -----------   ----------
Balance, April 30, 1995                             $12,291     $1,333,458     $ 23,876     $(29,980)
  Net earnings                                                     436,138
  Dividends paid                                                   (60,427)
  Two-for-one stock split                            11,560        (11,560)
  Issuance of common stock under employee
    benefit and incentive plans                         126         24,720
  Issuance of common stock in acquisition
    of subsidiaries                                     261         80,666
  Issuance of common stock of acquired subsidiary        65         13,713
  Repurchases of common stock                           (66)       (33,508)
  Change in unrealized gain (loss) on investments,
    net of tax                                                      27,187
  Income tax benefit from restricted stock and
    nonstatutory stock options                                       6,501
  Translation adjustments                                                       (26,507)
  Repayment from ESOP                                                                          1,308
  Adjustment for pooling of interests                   499         55,985
                                                    -------     ----------     --------     --------

Balance, April 30, 1996                              24,736      1,872,873       (2,631)     (28,672)
  Net earnings                                                     544,584
  Dividends paid                                                   (90,716)
  Issuance of common stock under employee
    benefit and incentive plans                         209         45,897
  Repurchases of common stock                          (740)      (475,825)
  Change in unrealized gain (loss) on investments,
    net of tax                                                     (57,864)
  Income tax benefit from restricted stock and
    nonstatutory stock options                                      16,307
  Translation adjustments                                                       (54,408)
  Repayment from ESOP                                                                            772
                                                    -------     ----------     --------     --------

Balance, April 30, 1997                              24,205      1,855,256      (57,039)     (27,900)
  Net earnings                                                     466,877
  Dividends paid                                                  (102,939)
  Two-for-one stock split                            23,451        (23,451)
  Issuance of common stock under employee
    benefit and incentive plans                         447         56,059
  Repurchases of common stock                          (351)      (167,872)
  Change in unrealized gain (loss) on investments,
     net of tax                                                     21,848
  Income tax benefit from restricted stock and
    nonstatutory stock options                                      47,680
  Translation adjustments                                                        (8,858)
  Minimum pension liability                                                      (1,190)
                                                    -------     ----------     --------     --------

Balance, April 30, 1998                             $47,752     $2,153,458     $(67,087)    $(27,900)
                                                    -------     ----------     --------     --------
                                                    -------     ----------     --------     --------

MEDTRONIC, INC.
SUPPLEMENTAL STATEMENT OF CONSOLIDATED CASH FLOWS
(IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------

                                                                      Year Ended April 30,
                                                                1998          1997          1996
                                                             ---------     ---------     ---------
Operating activities:
  Net earnings                                               $ 466,877     $ 544,584     $ 436,138
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
    Depreciation and amortization                              140,745       118,032       113,508
    Non-recurring charges, net                                  88,771
    Deferred income taxes                                       18,650         6,276       (29,487)
    Changes in operating assets and liabilities:
      Increase in accounts receivable                          (57,703)      (58,591)      (37,294)
      Increase in inventories                                  (65,682)      (22,807)      (35,098)
      (Increase) decrease in prepaid expenses                  (54,606)      (32,692)       17,764
      (Decrease) increase in accounts payable and
        accrued liabilities                                     56,375       (42,941)       26,451
      (Decrease) increase in accrued income taxes                3,629       (41,791)      (12,241)
      (Decrease) increase in deferred income                        79        (1,621)        1,230
      (Decrease) increase in postretirement
        benefit accrual                                           (467)        1,337         2,272
      (Decrease) increase in other long-term liabilities          (236)         (530)       18,909
                                                             ---------     ---------     ---------
          Net cash provided by operating activities            596,432       469,256       502,152

Investing activities:
  Additions to property, plant, and equipment                 (155,016)     (181,847)     (170,798)
  Acquisitions, net of cash acquired                                         (18,873)      (58,002)
  Sales and maturities of marketable securities                103,131       866,911       465,215
  Purchases of marketable securities                           (86,400)     (499,640)     (655,510)
  Other investing activities                                   (42,371)      (97,281)      (18,356)
                                                             ---------     ---------     ---------
          Net cash provided by (used in) investing
            activities                                        (180,656)       69,270      (437,451)

Financing activities:
  (Decrease) increase in short-term borrowings                 (14,153)       33,404        14,330
  Payments on long-term debt                                   (57,915)      (71,396)      (49,727)
  Issuance of long-term debt                                    55,757        68,876        36,534
  Proceeds from stock offering of acquired subsidiary            4,134         2,296        55,339
  Dividends to shareholders                                   (102,939)      (90,716)      (60,427)
  Repurchases of common stock                                 (168,223)     (476,565)      (33,574)
  Issuance of common stock                                      54,254        44,238        24,846
                                                             ---------     ---------     ---------
          Net cash used in financing activities               (229,085)     (489,863)      (12,679)

Effect of exchange rate changes on cash and
  cash equivalents                                              (2,212)       (4,300)         (202)
Net change in cash and cash equivalents                        184,479        44,363        51,820
Cash and cash equivalents at beginning of year                 201,712       157,349       105,529
                                                             ---------     ---------     ---------
Cash and cash equivalents at end of year                     $ 386,191     $ 201,712     $ 157,349
                                                             ---------     ---------     ---------
                                                             ---------     ---------     ---------

Supplemental cash flow information:
  Cash paid during the year for:
  Income taxes                                               $ 220,635     $ 314,157     $ 262,200
  Interest                                                       9,889        10,824        11,279

Supplemental noncash investing and financing activities:
  Issuance of common stock for acquisition of
    subsidiary, net of cash acquired                         $       -     $       -     $  73,951

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS
     Medtronic operates in a single industry segment as the world's leading medical technology company specializing in implantable and interventional therapies. Medtronic creates innovative solutions for the health care needs of medical professionals and their patients and does business in more than 120 countries. The company is headquartered in Minneapolis, Minnesota, with worldwide operations that provide therapeutic, diagnostic, and monitoring products for the cardiac rhythm management, other cardiovascular, and neurological markets. The company generally markets its products through a direct sales force in the United States and a combination of direct sales representatives and independent distributors in international markets. The main markets for products are the United States, Western Europe, and Japan.

     PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of Medtronic, Inc., and all of its subsidiaries. All significant intercompany transactions and accounts have been eliminated.

     USE OF ESTIMATES
     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     CASH EQUIVALENTS
     The company considers highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents. These investments are valued at cost, which approximates fair value.

     REVENUE RECOGNITION
     The company recognizes revenue from product sales when the goods are shipped to its customers. For certain products, the company maintains consigned inventory at customer locations. For these products, revenue is recognized at the time the company is notified that the device has been used by the customer.

     INVENTORIES
     Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

     PROPERTY, PLANT, AND EQUIPMENT
     Property, plant, and equipment is stated at cost. Additions and improvements extending asset lives are capitalized while expenditures for repairs and maintenance are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the various assets.

     GOODWILL, OTHER INTANGIBLE ASSETS, AND LONG LIVED ASSETS
     Goodwill represents the excess of cost over net assets of businesses acquired, while other intangible assets consist primarily of purchased technology and patents. Goodwill and other intangible assets are being amortized using the straight-line method over their estimated useful lives, of which periods up to 28 and 16 years remain, respectively. The company periodically reviews its goodwill and other long-lived assets for indicators of impairment in accordance with SFAS No. 121.

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

     RESEARCH AND DEVELOPMENT
     Research and development costs are expensed when incurred.

     STOCK-BASED COMPENSATION
     In fiscal 1997, the company adopted the disclosure-only provisions of Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation," which disclosures are presented in Note 9, "Stock Purchase and Award Plans." Accordingly, the company continues to account for stock-based compensation using the intrinsic value method as prescribed under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related Interpretations.

     FOREIGN CURRENCY TRANSLATION
     Essentially all assets and liabilities are translated to U.S. dollars at year-end exchange rates, while elements of the income statement are translated at average exchange rates in effect during the year. Foreign currency transaction gains and losses are included in the statement of consolidated earnings as selling, general, and administrative expense. Adjustments arising from the translation of most net assets located outside the United States (gains and losses) are recorded as a component of shareholders' equity.

     RISK MANAGEMENT CONTRACTS
     In the normal course of business, the company utilizes a variety of derivative financial instruments, including foreign currency forward and option contracts, to manage its exposure to fluctuations in foreign currency exchange rates. The company designates and assigns the financial instruments as hedges for specific assets, liabilities or anticipated transactions. When hedged assets or liabilities are sold or extinguished or the anticipated transactions being hedged are no longer expected to occur, the company recognizes the gain or loss on the designated hedging financial instruments. The company classifies its derivative financial instruments as held or issued for purposes other than trading. Prepaid option premiums and unrealized losses on forward contracts are recorded in the balance sheet as other assets. Unrealized gains on forward contracts are included in other accrued liabilities. Gains and losses from hedges of firm commitments are classified in the income statement consistent with the accounting treatment of the items being hedged.

     ROYALTY INCOME
     Income earned from royalty and license agreements is recorded as a reduction of selling, general, and administrative expense.

     EARNINGS PER SHARE
     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings per Share." SFAS No. 128 requires dual presentation of basic earnings per share and diluted earnings per share. Basic earnings per share is computed based on the weighted average number of common shares outstanding, while diluted earnings per share is computed based on the weighted average number of common shares outstanding adjusted by the number of additional shares that would have been outstanding had the potential dilutive common shares been issued. Potential dilutive shares of common stock include stock options and other stock-based awards granted under stock-based compensation plans and shares committed to be purchased under the employee stock purchase plan.

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

     The following table sets forth the computation of earnings per share:

                                                                                 Year Ended April 30,
                                                                        1998           1997         1996
                                                                     ----------     ----------   ----------
     Net earnings                                                     $466,877       $544,584     $436,138

     Weighted average shares outstanding for basic
       earnings per share                                              477,243        485,506      482,923
     Dilutive effect of potential shares                                 6,883          8,513        9,286
     Adjusted weighted-average shares outstanding for
       diluted earnings per share                                      484,126        494,019      492,209

     Basic earnings per share                                         $   0.98       $   1.12     $   0.90
     Earnings per share assuming dilution                             $   0.96       $   1.10     $   0.89

     NEW ACCOUNTING STANDARDS
     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 130 "Reporting Comprehensive Income." SFAS No. 130 must be adopted by the company in the first quarter of fiscal 1999. Under this statement, the company will report in its statement of consolidated shareholders' equity, in addition to net earnings, comprehensive income and its components including, as applicable, unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, and minimum pension liability. Implementation of this disclosure standard will not affect the company's results of operations, cash flows or financial position.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131 "Disclosure about Segments of an Enterprise and Related Information." This statement, which must be adopted by the company for the fiscal year ending April 30, 1999, establishes new standards for reporting information about operating segments in annual and interim financial statements. Under SFAS No. 131, operating segments are determined consistent with the way management organizes and evaluates financial information internally for making decisions and assessing performance. SFAS No. 131 also requires related disclosures about products, geographic areas, and major customers. Implementation of this disclosure standard will not affect the company's results of operations, cash flows or financial position.


2.   RECENT BUSINESS COMBINATION

     On September 30, 1998, the company issued approximately 8,547,000 shares of its common stock for all of the outstanding capital stock of Physio-Control International Corporation (Physio-Control).
     Physio-Control designs, manufactures, markets, and services an integrated line of noninvasive emergency cardiac defibrillator and vital sign assessment devices, disposable electrodes, and data management software.

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

     The acquisition of Physio-Control has been accounted for as a pooling-of-interests and, accordingly, the company's consolidated financial statements for all prior years have been restated to include the results of operations, financial positions, and cash flows of Physio-Control. The restated consolidated financial results for fiscal years 1996, 1997 and 1998 include Physio-Control's amounts as of and for the fiscal years ended March 31, 1996, 1997 and 1998, respectively.

     Net sales and net earnings for the individual entities is as follows:

                                                  Year Ended April 30,
                                              1998        1997       1996
                                           ----------  ----------  --------
     Net sales
       Medtronic                           $2,604,819  $2,438,224  $2,172,100
       Physio-Control                         178,552     171,137     154,736
                                           ----------  ----------  ----------
                                           $2,783,371  $2,609,361  $2,326,836

     Net earnings
       Medtronic                           $  457,382  $  529,988  $  428,306
       Physio-Control                           9,495      14,596       7,832
                                           ----------  ----------  ----------
                                           $  466,877  $  544,584  $  436,138

     In connection with the Physio-Control merger, approximately $21.1 million of pre-tax one-time transaction related costs were incurred and expensed during the company's second quarter of fiscal 1999. These costs include professional fees, "change of control" payments, and other direct transaction costs associated with this merger.

     Effective May 1, 1998, Physio-Control's fiscal year end has been changed from December 31 to April 30 to conform to the company's fiscal year end. Accordingly, Physio-Control's results for the one month period ended April 30, 1998 has been excluded from the company's combined results and has been reported as an adjustment to May 1, 1998 retained earnings.


3.   ACQUISITIONS

     In August 1996, the company acquired substantially all of the assets and liabilities of Avalon Laboratories, Inc. (Avalon) for approximately $19.0 million in cash. Avalon develops, manufactures, and sells cannulae and other surgical products.

     In June 1996, the company issued approximately 7,704,000 shares of its common stock for all of the outstanding capital stock of InStent Inc. (InStent). InStent develops, manufactures, and markets a variety of self-expanding and balloon-expandable stents used in a broad range of medical indications.

     In May 1996, the company issued approximately 2,308,000 shares of its common stock for all of the outstanding capital stock of AneuRx, Inc. (AneuRx), which provides a minimally invasive endovascular stented graft and delivery system used to repair life-threatening abdominal aortic aneurysms.

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

     In April 1996, the company acquired the remaining outstanding stock of Synectics Medical AB (Synectics) at a cost of approximately $59.3 million in cash. The company had previously purchased approximately 8% of the outstanding stock of Synectics. Synectics, of Stockholm, Sweden, is a world leader in the development and marketing of computer-supported systems used to diagnose disorders of the urological and digestive systems and sleep apnea.

     In November 1995, the company acquired all of the outstanding capital stock of Pudenz-Schulte Medical Corporation (PS Medical) for approximately 2,524,000 shares of the company's common stock. In March 1996, upon the achievement of a specified milestone, the company made an additional payment of approximately 192,000 shares of the company's common stock. In addition, the company may pay additional future payments of the company's common stock contingent upon achieving specified milestones. These contingent payments, if any, will be reflected as acquisition costs when the contingencies are resolved. PS Medical manufactures and distributes cerebrospinal fluid shunts and neurosurgical implants such as catheters, reservoirs, and fluid drainage systems.

     In November 1995, the company issued approximately 2,492,000 shares of the company's common stock for all of the outstanding common stock of Micro Interventional Systems, Inc. (MIS), a developer of products for the minimally invasive treatment of stroke and other diseases. During fiscal 1998, the company announced plans to close MIS as a result of identifying evidence of improper submissions to the U.S. Food and Drug Administration (FDA) for product clearances prior to Medtronic's acquisition of MIS in 1995. The company has begun legal action on this matter and costs related to closing MIS were included in the $205.3 million of non-recurring charges taken during the third quarter of fiscal 1998 (see Note 4).

     The acquisitions of AneuRx, InStent and MIS have been accounted for as poolings-of-interests, and, accordingly, the company's consolidated financial statements for fiscal year 1996 have been restated to include the results of AneuRx, InStent, and MIS. Activity for years prior to fiscal year 1996 has not been restated as the impact of these acquisitions in such years is not considered material, and restatement is therefore not required. Net sales and net results for the individual entities are not presented as the activity is not deemed to be material.

     The acquisitions of Avalon, PS Medical, and Synectics were accounted for as purchases. Accordingly, the results of operations of the acquired entities have been included in the company's consolidated financial statements since the respective dates of acquisition. Acquired goodwill, patents, trademarks, and other intangible assets associated with these acquisitions are being amortized using the straight-line method over periods ranging from 8 to 30 years.


4.   NON-RECURRING CHARGES AND FOUNDATION COMMITMENT

     The company recorded pre-tax charges totaling $205.3 million during the third quarter of fiscal 1998. $156.4 million of this pre-tax charge pertained to management initiatives to restructure the vascular organization and reduce global infrastructure by streamlining certain manufacturing and administrative operations within the United States, Europe, and Japan. These actions include the closing of several manufacturing facilities and will result in the elimination of approximately 1,000 positions and a net reduction of about 600 in the company's worldwide workforce. Since the inception of this restructuring program, approximately 400 positions have been eliminated. The company is in the process of implementing the major strategic actions associated with this restructuring program, which are expected to be completed by the end of fiscal 1999.

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

     In connection with this initiative, included in the $205.3 million pre-tax charge was a $12.9 million obsolescence charge to cost of products sold as a result of identified obsolescence on certain vascular inventories.

     Also included in the $205.3 million pre-tax charge was a commitment made by the company during the third quarter to contribute $36.0 million to the Medtronic Foundation (see Note 13). This commitment is included within the "Other" category below.

     Cash and non-cash applications against the initial charges are as follows:

                                                                               Noncancelable
                                                     Severance      Asset      Contractual
                                       Facility     and Related     Write-     Obligations
                                      Reductions       Costs        Downs       and Other        Total
                                      ----------    -----------    --------    -------------   ---------
     Initial charges                    $ 7,659      $ 58,364      $ 81,700      $ 57,577      $205,300
     Utilization:
       Cash                              (3,621)      (13,608)                     (7,100)      (24,329)
       Noncash                                                      (81,700)      (10,500)      (92,200)
                                        -------      --------      --------      --------      --------
     Balance at April 30, 1998          $ 4,038      $ 44,756      $      -      $ 39,977      $ 88,771
                                        -------      --------      --------      --------      --------
                                        -------      --------      --------      --------      --------

     The April 30, 1998 reserve balance consisted of $44,756 included in accrued compensation and $44,015 included in other accrued expenses.


5.   FINANCIAL INSTRUMENTS

     The fair value of cash and cash equivalents, receivables, and short-term debt approximate their carrying value due to their short maturities. The carrying amounts and estimated fair values of the company's other significant financial instruments were as follows:

                                                       April 30, 1998              April 30, 1997
                                                   ---------------------      ----------------------
                                                   Carrying       Fair        Carrying       Fair
                                                    Amount       Value         Amount        Value
                                                   ---------    --------      --------      --------
     Assets
       Short-term investments                      $ 43,148     $ 43,148      $ 53,181      $ 53,181
       Long-term investments                        137,706      137,706       125,847       125,847
       Net purchased currency options                   779          779         4,698         4,698
       Forward exchange contracts                     6,053        6,053         5,721         5,721

     Liabilities
       Short-term debt                               94,346       94,346       106,375       106,375
       Long-term debt                                32,758       33,584        36,116        37,724

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

     The fair value of certain short-term and long-term investments are based on quoted market prices for those or similar investments. For long-term investments which have no quoted market prices and are accounted for on a cost basis, a reasonable estimate of fair value was made using available market and financial information. The fair value of long-term debt is based on the current rates offered to the company for debt of similar maturities. The estimates presented on long-term financial instruments are not necessarily indicative of the amounts that would be realized in a current market exchange. The fair value of foreign currency instruments was estimated based on quoted market prices at April 30, 1998 and 1997.

     Investments in debt and equity securities that have readily determinable fair values are classified and accounted for in one of two categories: held-to-maturity, or available-for-sale. Held-to-maturity securities are recorded at amortized cost in short-term and long-term investments. Available-for-sale securities are recorded at fair value in short-term or long-term investments with the change in fair value during the period excluded from earnings and recorded net of tax as a component of shareholders' equity. Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determinations at each balance sheet date.

     At April 30, 1998 and 1997, available-for-sale investments included only equity securities. The cost, gross unrealized holding gains, gross unrealized holding losses and fair value for available-for-sale securities at April 30, 1998 and 1997 were as follows:

                                           Gross         Gross
                                         Unrealized    Unrealized
                                           Holding       Holding       Fair
                                Cost        Gains        Losses       Value
                               -------   ----------    ----------    -------
     April 30, 1998            $66,932     $32,666     $ (2,030)     $97,568
     April 30, 1997             61,314      15,058      (18,035)      58,337

     At April 30, 1998 and 1997, the net unrealized gain (loss) associated with available-for-sale securities of $19,913 and $(1,935) respectively, net of tax expense (benefit) of $10,723 and $(1,042), was included in retained earnings. Proceeds from the sale of available-for-sale securities during fiscal 1998 and 1997 were $37,193 and $45,965, respectively. Net gains included in income in fiscal 1998 and 1997 were $25,466 and $32,275, respectively. In addition, during fiscal 1998 and 1997 the company donated equity securities with fair values of $10,500 and $13,400, respectively, to fund commitments to the Medtronic Foundation (see Note 13).

     Held-to-maturity investments at April 30, 1998 consisted primarily of U.S. government and corporate debt securities, all of which mature within three years. Debt securities are classified as held-to-maturity when the company has the positive intent and ability to hold the securities to maturity. These securities were carried at amortized cost of $413,217 and have a fair value of $413,217. During the fourth quarter of fiscal 1997, the company sold previously categorized held-to-maturity investments with an amortized cost of $316,075 to fund repurchases of company common stock, resulting in a loss that was not material. Election of this funding option does not affect the classification of the April 30, 1998 balance of the securities in the held-to-maturity portfolio as the company retains the intent and ability to hold those securities until they mature.

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

     FOREIGN EXCHANGE RISK MANAGEMENT
     Due to the global nature of its operations, the company is subject to the exposures that arise from foreign exchange rate fluctuations. The company's objective in managing its exposure to foreign currency fluctuations is to minimize net earnings and cash flow volatility associated with foreign exchange rate changes. In order to reduce the uncertainty of foreign exchange rate movements, the company enters into derivative financial instruments in the form of forward exchange and option contracts with major international financial institutions. These forward and option contracts, which typically expire within one year, are designed to hedge anticipated foreign currency transactions. Such transactions, primarily export intercompany sales, occur throughout the year and are probable but not firmly committed. The principal currencies hedged are the Japanese yen and the German mark.

     The company had contracts, all of which expire within one year, to exchange foreign currencies for U.S. dollars in the following notional amounts:

                                                      April 30,
                                                 1998           1997
                                               --------       --------
     Forward exchange contracts                $151,807       $154,691

     Put options                                    779          4,841
     Call options                                                 (143)
                                               --------       --------
     Net purchased currency options            $    779       $  4,698
                                               --------       --------
                                               --------       --------

     The company had aggregate foreign currency transaction gains (losses), primarily related to purchased currency options and forward contracts, of $18,008, $1,931, and $(20,789), in fiscal 1998, 1997, and 1996, respectively. Realized gains (losses) on these contracts were offset by the (losses) gains on assets, liabilities, and transactions being hedged. Forward contracts and net premium on option contracts in existence at the balance sheet date are recorded at their fair value. Gains and losses on forward and option contracts are recorded in selling, general, and administrative expense.

     CONCENTRATIONS OF CREDIT RISK
     Financial instruments, which potentially subject the company to significant concentrations of credit risk, consist principally of interest-bearing investments, foreign currency exchange contracts, and trade accounts receivable.

     The company maintains cash and cash equivalents, investments, and certain other financial instruments with various major financial institutions. The company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any one institution.

     Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and their dispersion across many geographic areas. The company monitors the creditworthiness of its customers to which it grants credit terms in the normal course of business. However, a significant amount of trade receivables are with national health care systems in many countries. Although the company does not currently foresee a credit risk associated with these receivables, repayment is dependent upon the financial stability of those countries' national economies.

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

6.   DEBT

     Debt consisted of the following at April 30:

                                                                     Average
     SHORT-TERM DEBT                                              Interest Rate     1998        1997
                                                                  -------------   -------     --------
     Bank borrowings                                                  2.2%        $90,846     $ 99,716
     Current portion of long-term debt                                7.1%          3,500        6,659
                                                                                  -------     --------
            Total short-term debt                                                 $94,346     $106,375
                                                                                  -------     --------
                                                                                  -------     --------

                                                      Average      Maturity
     LONG-TERM DEBT                                Interest Rate     Date           1998        1997
                                                   -------------   -----------    -------     -------
     Various notes                                     4.7%        1999-2007      $30,099     $32,523
     Capitalized lease obligations                     9.8%        1999-2008        2,659       3,593
                                                                                  -------     -------
            Total long-term debt                                                  $32,758     $36,116
                                                                                  -------     -------
                                                                                  -------     -------

     Short-term borrowings consisted primarily of borrowings from non-U.S. banks at favorable interest rates and where natural hedges can be gained for foreign exchange purposes. The company has existing committed lines of credit of $229 million with various banks, of which $138 million was unused at April 30, 1998. Maturities of long-term debt for the next five fiscal years are as follows: 1999, $3,500; 2000, $3,248; 2001, $18,317;
     2002, $1,730; 2003, $7,091, thereafter, $2,372.


7.   SHAREHOLDERS' EQUITY

     At April 30, 1998, Board of Directors' authorization existed to repurchase approximately 21.9 million shares of the company's common stock.

     On July 10, 1997, the Board of Directors approved a two-for-one common stock split, effected September 12, 1997 in the form of a 100 percent stock dividend to shareholders of record at the close of business on August 29, 1997. The stock split resulted in the issuance of 234.5 million additional shares and the reclass of $23,451 from retained earnings to common stock, representing the par value of the shares issued.

     On August 30, 1995, the Board of Directors approved a two-for-one common stock split, effected September 29, 1995 in the form of a 100 percent stock dividend to shareholders of record at the close of business on September 14, 1995. The stock split resulted in the issuance of 115.6 million additional shares and the reclass of $11,560 from retained earnings to common stock, representing the par value of the shares issued. All references in the consolidated financial statements and notes to consolidated financial statements to per share information, number of shares, except shares authorized, and related share prices have been restated to reflect these stock splits.

     A shareholder rights plan exists which provides for a dividend distribution of one right to be attached to each share of common stock. The rights are currently not exercisable or transferable apart from the common stock. The basic right entitles the holder to purchase one sixteen-hundredth of a share of a new series of participating preferred stock, which is substantially

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

     equivalent to one share of common stock, at an exercise price of $37.50 per share. These rights would become exercisable if a person or group acquires 15% or more of the company's common stock or announces a tender offer which would increase the person's or group's beneficial ownership to 15% or more of the company's common stock, subject to certain exceptions. After the rights become exercisable, each right entitles the holder (other than the 15% holder), instead, to purchase common stock having a market price of two times the exercise price. If the company is acquired in a merger or other business combination transaction, each exercisable right entitles the holder to purchase common stock of the acquiring company or an affiliate having a market price of two times the exercise price of the right. In certain events the Board of Directors may exchange rights for common stock or equivalent securities having a market price equal to the exercise price of the rights. Each right is redeemable at $.000625 any time before a person or group triggers the 15% ownership threshold. The rights expire on July 10, 2001.


8.   EMPLOYEE STOCK OWNERSHIP PLAN

     The company has an Employee Stock Ownership Plan (ESOP) for eligible U.S. employees. In December 1989, the ESOP borrowed $40,000 from the company and used the proceeds to purchase 9,466,464 shares of the company's common stock. The company makes contributions to the plan which are used, in part, by the ESOP to make loan and interest payments. Expenses related to the ESOP are based on debt service requirements less any dividends received by the ESOP on the company's common stock. This amount is further adjusted by any additional company contribution necessary to meet an annual targeted benefit level. Compensation and interest expense recognized were as follows:

                                      Year Ended April 30,
                                  1998        1997        1996
                                 ------      ------      -----
     Interest expense            $2,511      $2,580      $2,698
     Dividends paid               1,957       1,798       1,310
                                 ------      ------      ------
     Net interest expense           554         782       1,388
     Compensation expense             1         779       1,316
                                 ------      ------      ------
     Total expense               $  555      $1,561      $2,704
                                 ------      ------      ------
                                 ------      ------      ------

     Shares of common stock acquired by the plan are allocated to each employee in amounts based on company performance and the employee's annual compensation. Allocations of 2.5%, 3.0%, and 4.0% of qualified compensation were made to plan participants' accounts in fiscal 1998, 1997, and 1996, respectively. At April 30, 1998 and 1997, cumulative allocated shares remaining in the trust were 3,870,704 and 3,663,724, respectively, and unallocated shares were 5,396,014 and 5,788,440, respectively, of which, 228,297 and 392,426, respectively, were committed-to-be allocated. Unallocated shares are released based on the ratio of current debt service to total remaining principal and interest. The loan from the company to the ESOP is repayable over 20 years, ending on April 30, 2010. Interest is payable annually at a rate of 9.0%. The receivable from the ESOP is recorded as a reduction of the company's shareholders' equity and allocated and unallocated shares of the ESOP are treated as outstanding common stock in the computation of earnings per share.

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

9.   STOCK PURCHASE AND AWARD PLANS

     1994 STOCK AWARD PLAN
     The 1994 stock award plan provides for the grant of nonqualified and incentive stock options, stock appreciation rights, performance shares, and other stock-based awards. There were 13,403,965 shares available under this plan for future grants at April 30, 1998.

     Under the provisions of the 1994 stock award plan, nonqualified stock options and other stock awards are granted to officers and key employees at prices not less than fair market value at the date of grant. In addition, awards granted under the previous nonqualified stock option and stock award plans as well as stock options assumed as a result of acquisition transactions remain outstanding though no additional awards will be made under these plans.

     In fiscal 1998, the company adopted a new stock compensation plan for outside directors which replaces the provisions in the 1994 stock award plan relating to awards to outside directors. The table below includes awards granted under the new plan, which at April 30, 1998 had 1,402,806 shares available for future grants.

     A summary of nonqualified option transactions is as follows:

                                             Option Price
                                               Range Per      Number of     Expiration
                                                 Share          Shares         Date
                                            --------------    ----------    -----------
     Outstanding at April 30, 1996          $ 2.44 - 29.63    13,060,740    1997 - 2006
       Granted                               24.88 - 34.57     1,583,550    2002 - 2007
       Exercised                              2.44 - 29.63     2,390,146    1997 - 2007
       Canceled                               3.77 - 34.25       177,044    2002 - 2007
                                                              ----------

     Outstanding at April 30, 1997            2.44 - 34.57    12,077,100    1998 - 2007
       Granted                               27.06 - 53.31     2,564,633    2003 - 2008
       Exercised                              2.44 - 48.44     3,612,002    1998 - 2008
       Canceled                               9.39 - 53.31       190,666    2003 - 2008
                                                              ----------

     Outstanding at April 30, 1998            2.55 - 53.31    10,839,065    1999 - 2008
                                                              ----------
                                                              ----------


     Exercisable at April 30, 1997          $ 2.44 - 34.19     8,221,452    1998 - 2007
     Exercisable at April 30, 1998            2.55 - 53.31     6,721,822    1999 - 2008

     In addition, stock options outstanding at April 30, 1998 assumed as part of certain fiscal 1997 and 1996 acquisitions were 198,863 and 14,453, respectively. Stock options exercisable under these plans were 172,164 and 1,032 at April 30, 1998. These options have a price range per share of $0.28 - $28.58 at April 30, 1998 and expire 1999-2007. No additional awards will be made under these plans.

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

     A summary of stock options as of April 30, 1998, including options assumed as a result of acquisitions as mentioned above, is as follows:

                                       Options Outstanding                   Options Exercisable
                         --------------------------------------------     ------------------------
                                         Weighted Average    Weighted                     Weighted
                                         Remaining Years     Average                      Average
     Range of                            of Contractual      Exercise                     Exercise
     Exercise Prices     Outstanding          Life            Price       Exercisable       Price
     ---------------     -----------     ---------------     --------     -----------     --------
     $ 0.28 - 15.00       6,000,928            3.9           $ 8.62        5,656,540       $ 8.26
     $15.01 - 30.00       1,664,084            7.3            25.06        1,104,641        24.37
     $30.01 - 45.00       2,182,655            8.6            38.73           33,839        43.13
     $45.01 - 53.31       1,204,714            9.2            47.45           99,998        51.49
                         ----------           ----           ------        ---------       ------
                         11,052,381            5.9           $21.27        6,895,018       $11.83
                         ----------           ----           ------        ---------       ------
                         ----------           ----           ------        ---------       ------

     In addition, the company assumed stock options as part of its September 30, 1998 merger with Physio-Control. As of April 30, 1998 there were 1,481,728 options outstanding and 870,620 options exercisable related to the Physio-Control plan. These options have a price range of $0.06 to $42.67 per share. In accordance with the Physio-Control plan document, all outstanding Physio-Control options become immediately exercisable upon completion of the merger.

     Nonqualified options are normally exercisable beginning one year from the date of grant in cumulative yearly amounts of 25 percent of the shares under option and generally have a contractual option term of 10 years. However, certain nonqualified options granted are exercisable immediately.

     Restricted stock and performance share awards are dependent upon continued employment and, in the case of performance shares, achievement of certain performance objectives. In fiscal 1998, 399,640 restricted shares were issued and 193,088 shares of common stock were issued pursuant to previous performance share grants. At April 30, 1998, total restricted shares outstanding under both the 1994 stock award plan and the previous restricted stock and performance share award plans were 1,677,501. Performance share awards for up to 407,365 shares, assuming maximum performance payout, were outstanding under the two plans at April 30, 1998. The actual number of performance shares awarded may vary depending on the degree to which the performance objectives are met. The cost of the restricted stock is generally expensed over five years from the date of issuance ($5,815, $4,761, and $4,375 in fiscal 1998, 1997, and 1996, respectively). The estimated cost of the performance shares is expensed over three years from the date of grant ($9,793, $7,582, and $10,313 in fiscal 1998, 1997, and 1996, respectively).

     In fiscal 1997, the company adopted Statement of Financial Accounting Standard (SFAS) No. 123 "Accounting for Stock-Based Compensation" which encourages, but does not require companies to recognize compensation cost for stock-based compensation plans over the vesting period based upon the fair value of awards on the date of grant. However, the statement allows the alternative of the continued use of the intrinsic value method as prescribed in Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Therefore, as permitted, the company continues to apply APB No. 25, and related Interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized by the company for its nonqualified stock options and its stock purchase plan.

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

     Had compensation expense for the company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the company's net earnings and basic earnings per share would have been reduced to the pro forma amounts indicated below:

                                                        1998        1997
                                                      --------    --------
     Net earnings
       As reported                                    $466,877    $544,584
       Pro forma                                       440,650     526,836

     Basic earnings per share
       As reported                                    $   0.98    $   1.12
       Pro forma                                          0.92        1.09

     Pro forma net earnings reflects only options and other stock-based awards granted in fiscal 1998, 1997, and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net earnings amounts presented because compensation cost is reflected over the options' vesting period, which is normally four years, and compensation cost for options granted prior to fiscal year 1996 is not considered.

     The weighted-average fair value per option at the date of grant for options granted in fiscal 1998 and 1997 was $17.75 and $13.06, respectively. The fair value was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for fiscal 1998 and 1997:

                                                        1998         1997
                                                       -------      -------
     Risk-free interest rate                            6.04%        6.26%
     Expected dividend yield                            0.49%        0.61%
     Expected volatility factor                         25.7%        28.9%
     Expected option term                              7 years      7 years

     STOCK PURCHASE PLAN
     The stock purchase plan enables employees to contribute up to 10% of their wages toward purchase of the company's common stock at 85% of the market value. Employees purchased 939,971 shares at $27.20 per share in fiscal 1998. As of April 30, 1998, plan participants have had approximately $15,427 withheld to purchase shares at a price of $36.98 per share, or 85% of the market value of the company's common stock at October 31, 1998, whichever is less.


10.  INCOME TAXES

     The company provides for income taxes in accordance with Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

     The provision for income taxes is based on earnings before income taxes reported for financial statement purposes. The components of earnings before income taxes were:

                                                       Year Ended April 30,
                                                1998          1997          1996
                                              --------      --------      --------
     United States                            $683,178      $790,863      $539,772
     Non-U.S.                                   33,445        40,813       131,948
                                              --------      --------      --------
     Earnings before income taxes             $716,623      $831,676      $671,720
                                              --------      --------      --------
                                              --------      --------      --------

     The provision for income taxes consisted of:

                                                                           Year Ended April 30,
                                                                     1998          1997          1996
                                                                   --------      --------      --------
     Taxes currently payable:
       U.S. federal                                                $162,164      $188,396      $153,449
       U.S. state and other                                          35,451        55,792        35,568
       Non-U.S.                                                      33,064        30,361        64,963
                                                                   --------      --------      --------
            Total currently payable                                 230,679       274,549       253,980

     Deferred tax (benefit) expense:
       U.S. federal                                                 (31,924)         (834)      (30,273)
       U.S. state and other                                           1,721        (7,726)       (2,187)
       Non-U.S.                                                       2,024           962         3,495
                                                                   --------      --------      --------
            Net deferred tax benefit                                (28,179)       (7,598)      (28,965)

     Tax expense credited directly to shareholders' equity           47,246        20,141        10,567
                                                                   --------      --------      --------
            Total provision                                        $249,746      $287,092      $235,582
                                                                   --------      --------      --------
                                                                   --------      --------      --------


     Deferred tax assets (liabilities) were comprised of the following:

                                                                                 Year Ended April 30,
                                                                                 1998            1997
                                                                               --------        --------
     Deferred tax assets:
       Inventory (intercompany profit in inventory and excess of
         tax over book valuation)                                              $ 75,370        $ 98,333
       Accrued liabilities                                                      100,541          42,167
       Other                                                                     25,594          17,881
                                                                               --------        --------
            Total deferred tax assets                                           201,505         158,381

     Deferred tax liabilities:
       Intangible assets                                                         (5,568)         (6,458)
       Undistributed earnings of subsidiaries                                    (1,625)         (7,048)
       Accumulated depreciation                                                 (14,641)        (12,340)
       Unrealized (gain) loss on investments                                    (10,723)          1,042
       Other                                                                    (33,465)        (14,653)
                                                                               --------        --------
            Total deferred tax liabilities                                      (66,022)        (39,457)
                                                                               --------        --------

     Net deferred tax assets                                                   $135,483        $118,924
                                                                               --------        --------
                                                                               --------        --------

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

     The company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                                                        Year Ended April 30,
                                                                   1998         1997         1996
                                                                   ----         ----         ----
     U.S. federal statutory tax rate                               35.0%        35.0%        35.0%
     Increase (decrease) in tax rate resulting from:
       U.S. state taxes, net of federal tax benefit                 1.9          2.3          2.3
       Tax benefits from operations in Puerto Rico                 (2.5)        (2.3)        (3.4)
       Non-U.S. taxes                                               2.7          0.6          1.6
       Other, net                                                  (2.2)        (1.1)        (0.5)
                                                                   ----         ----         ----
     Effective tax rate                                            34.9%        34.5%        35.0%
                                                                   ----         ----         ----
                                                                   ----         ----         ----

     Taxes are not provided on undistributed earnings of non-U.S. subsidiaries because such earnings are either permanently reinvested or do not exceed available foreign tax credits. Current U.S. tax regulations provide that earnings of the company's manufacturing subsidiaries in Puerto Rico may be repatriated tax free; however, the Commonwealth of Puerto Rico will assess a tax of up to 10% in the event of repatriation of earnings prior to liquidation. The company has provided for the anticipated tax attributable to earnings intended for dividend repatriation. At April 30, 1998, earnings permanently reinvested in subsidiaries outside the United States were $114,620.

     At April 30, 1998, approximately $9,016 of non-U.S. tax losses were available for carryforward. These carryforwards are subject to valuation allowances and generally expire within a period of one to five years.


11.  RETIREMENT BENEFIT PLANS

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 does not change the measurement or recognition of those plans, but revises disclosures about pensions and other postretirement benefit plans. The company adopted SFAS No. 132 in fiscal 1998. Restatement of disclosures for the prior year has been made for comparative purposes.

     The company has various retirement benefit plans covering substantially all U.S. employees and many employees outside the United States. The cost of these plans was $36,999 in fiscal 1998, $36,525 in fiscal 1997, and $36,598 in fiscal 1996.

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

     In the United States, the company maintains a qualified pension plan designed to provide guaranteed minimum retirement benefits to substantially all U.S. employees. Pension coverage for non-U.S. employees of the company is provided, to the extent deemed appropriate, through separate plans. In addition, U.S. and non-U.S. employees of the company are also eligible to receive specified company paid health care and life insurance benefits.

                                                      Pension Benefits            Other Benefits
                                                   ----------------------      --------------------
                                                     1998          1997          1998         1997
                                                   --------      --------      -------      -------
     Change in benefit obligation

     Benefit obligation at beginning of
       fiscal year                                 $143,279      $137,538      $32,714      $30,529
       Service cost                                  14,475        13,097        2,421        1,982
       Interest cost                                 10,899         9,758        2,470        2,209
       Actuarial (gain) loss                          9,843       (14,931)         373       (1,656)
       Benefits paid                                 (3,332)       (2,183)        (565)        (350)
                                                   --------      --------      -------      -------

     Benefit obligation at April 30                 175,164       143,279       37,413       32,714
       Change in plan assets
       Fair value of plan assets at beginning
         of year                                    152,364       127,521       12,080        5,926
       Actual return on plan assets                  30,841        17,399        3,014          858
       Employer contributions                        12,312         9,392        3,447        5,646
       Benefits paid                                 (3,098)       (1,948)        (565)        (350)
                                                   --------      --------      -------      -------

     Fair value of plan assets at April 30         $192,419      $152,364      $17,976      $12,080
                                                   --------      --------      -------      -------
                                                   --------      --------      -------      -------

                                                      Pension Benefits            Other Benefits
                                                   ----------------------      --------------------
                                                     1998          1997          1998         1997
                                                   -------       -------       --------     --------
     Funded status                                 $17,255       $ 9,085       $(19,437)    $(20,634)
     Unrecognized net actuarial (loss) gain           (832)        4,544            324        1,803
     Unrecognized prior service cost                  (356)         (416)
                                                   -------       -------       --------     --------
     Prepaid (accrued) benefit cost                $16,067       $13,213       $(19,113)    $(18,831)
                                                   -------       -------       --------     --------
                                                   -------       -------       --------     --------

     Net periodic benefit cost of plans included the following components:

                                                      Pension Benefits            Other Benefits
                                                   ----------------------      --------------------
                                                     1998          1997          1998         1997
                                                   --------      --------      -------      -------
     Service cost                                  $ 14,475      $ 13,097      $ 2,421      $1,982
     Interest cost                                   10,899         9,758        2,470       2,209
     Expected return on plan assets                 (12,681)      (10,525)      (1,164)       (632)
     Amortization of prior service cost                 593           573                       40
                                                   --------      --------      -------      ------
     Net periodic benefit cost                     $ 13,286      $ 12,903      $ 3,727      $3,599
                                                   --------      --------      -------      ------
                                                   --------      --------      -------      ------

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

     Plan assets for the U.S. plan consist of a diversified portfolio of fixed-income investments, debt and equity securities, and cash equivalents. Plan assets include investments in the company's common stock of $33,920 and $22,160 at April 30, 1998 and 1997, respectively.

     Outside the U.S., the funding of pension plans is not a common practice in certain countries as funding provides no economic benefit. Consequently, the company has certain non-U.S. plans that are unfunded. It is the company's policy to fund retirement costs within the limits of allowable tax deductions.

     The actuarial assumptions were as follows:

                                                                 Pension Benefits             Other Benefits
                                                           ---------------------------------------------------
     Year Ended April 30,                                     1998              1997          1998       1997
                                                           -----------       -----------     ------     ------
     Discount rate                                         3.5% - 7.3%       4.0% - 8.5%      7.25%      7.75%
     Expected return on plan assets                        7.0% - 9.0%       8.5% - 9.0%       9.0%       9.0%
     Rate of compensation increase                         3.0% - 5.0%       3.0% - 6.0%        N/A        N/A
     Health care cost trend rate                               N/A               N/A           8.0%       8.0%

     In addition to the benefits provided under the qualified pension plan, retirement benefits associated with wages in excess of the IRS allowable wages are provided to certain employees under non-qualified plans. The net periodic cost of non-qualified pension plans was $2,633 and $1,770 in fiscal 1998 and 1997, respectively. The unfunded accrued pension cost related to these non-qualified plans totaled $11,840 at April 30, 1998.

     The health care cost trend rate is assumed to decrease gradually to 6% by fiscal 2002. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                            One-Percentage-Point       One-Percentage-Point
                                                                  Increase                   Decrease
                                                            --------------------       --------------------
     Effect on postretirement benefit cost                      $   611                     $  (507)
     Effect on postretirement benefit obligation                  3,776                      (3,134)

     In addition, as part of the September 30, 1998 acquisition of Physio-Control, the company acquired the assets and related liabilities of Physio Control's defined benefit retirement plan. The net periodic pension benefit of this plan was $660 and $685 for Physio-Controls' fiscal years ended December 31, 1997 and 1996, respectively. The accumulated benefit obligation and unfunded pension obligation for this plan was $12,011 and $1,051 and $10,289 and $1,711 at December 31, 1997
     and 1996, respectively.

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

     DEFINED CONTRIBUTION PLANS
     The company has defined contribution savings plans that cover substantially all U.S. employees and certain non-U.S. employees. The general purpose of these plans is to provide additional financial security during retirement by providing employees with an incentive to make regular savings. Company contributions to the plans are based on employee contributions and company performance. Fiscal expense under these plans was $15,658 in 1998, $16,402 in 1997, and $17,786 in 1996.

     In addition, as part of the September 30, 1998 acquisition of Physio-Control, the company acquired a defined contribution savings plan covering eligible Physio-Control employees. Fiscal expense under this plan was $423, $405 and $703 for the years ended December 31,1998, 1997 and 1996, respectively.


12.  LEASES

     The company leases offices, manufacturing and research facilities, and warehouses, as well as transportation, data processing, and other equipment, under capital and operating leases. A substantial number of these leases contain options that allow the company to renew at the then fair rental value.

     Future minimum payments under capitalized leases and noncancelable operating leases at April 30, 1998, were:

                                                              Capitalized    Operating
                                                                Leases         Leases
                                                              -----------    ---------
     1999                                                       $   823       $23,215
     2000                                                           668        16,143
     2001                                                           490        11,202
     2002                                                           415         8,916
     2003                                                           415         7,467
     2004 and thereafter                                          1,891         3,905
                                                                -------       -------
     Total minimum lease payments                                 4,702       $70,848
                                                                              -------
                                                                              -------
     Less amounts representing interest                          (1,275)
                                                                -------
     Present value of net minimum lease payments                $ 3,427
                                                                -------
                                                                -------

     Rent expense for all operating leases was $35,584, $34,567, and $28,945 in fiscal 1998, 1997, and 1996, respectively.

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

13.  COMMITMENTS AND CONTINGENCIES

     The company is involved in litigation and disputes which are normal to its business. Management believes losses that might eventually be sustained from such litigation and disputes would not be material to future years. Further, product liability claims may be asserted in the future relative to events not known to management at the present time. Management believes that the company's risk management practices, including insurance coverage, are reasonably adequate to protect against potential product liability losses.

     The Medtronic Foundation (Foundation), funded entirely by the company, was established to maintain good corporate citizenship in its communities. During fiscal 1997, the company donated equity securities with a fair value of $13,400 to fund commitments to the Foundation. In fiscal 1998, the company made a commitment to contribute $36,000. This commitment is expected to fund the Foundation through the end of fiscal 2001. In April 1998, the company funded the initial portion of this commitment through the donation of equity securities with a fair value of $10,500. Commitments to the Foundation are expensed when authorized and approved by the company's Board of Directors.


14. QUARTERLY FINANCIAL DATA (UNAUDITED, IN MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                  First      Second        Third       Fourth          Fiscal
                                                Quarter      Quarter      Quarter      Quarter          Year
                                                -------      -------      -------      -------        --------
     Net sales
       1998                                     $691.3       $686.2        $676.8       $729.0        $2,783.4
       1997                                      643.8        639.8         644.5        681.2         2,609.4

     Gross profit
       1998                                      509.2        504.2         482.7        527.3         2,023.4
       1997                                      467.5        468.6         470.2        510.1         1,916.4

     Net earnings
       1998                                      149.5        144.9           9.6        162.9           466.9
       1997                                      131.3        131.2         133.9        148.2           544.6

     Basic earnings per share:
       1998                                        .31          .30           .02          .34             .98
       1997                                        .27          .27           .27          .31            1.12

     Earnings per share
       Assuming dilution:
         1998                                      .31          .30           .02          .34             .96
         1997                                      .26          .26           .27          .30            1.10

     Quarterly and annual earnings per share are calculated independently based on the weighted-average number of shares outstanding during the period. As discussed in Note 4, the company recorded pre-tax non-recurring charges totaling $205.3 million during the third quarter of fiscal 1998.

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

15.  SEGMENT REPORTING

     The company operates in a single industry segment -- providing medical products and services. For management purposes, the company is segmented into three geographic areas -- the Americas, Europe/Middle East/Africa (Europe), and Asia/Pacific markets. The geographic areas are, to a significant degree, interdependent with respect to research, product supply, and business expertise. Sales between geographic areas are made at prices which would approximate transfers to unaffiliated distributors. In the presentation below, the profit derived from such transfers is attributed to the area in which the sale to the unaffiliated customer is eventually made. Because of the interdependence of the geographic areas, the operating profit as presented may not be representative of the geographic distribution which would occur if the areas were not interdependent. In addition, comparison of operating results between geographic areas and between years may be significantly impacted by foreign currency fluctuations.

     Geographic Area Information

                                             United                      Asia        Other       Elimi-       Consoli-
                                             States         Europe      Pacific     Americas     nations       dated
                                            ----------    ---------    ---------    ---------   --------     ----------
     1998
     Sales to unaffiliated customers        $1,724,742     $693,567     $278,943     $ 86,119   $       -    $2,783,371
     Intergeographic sales                     296,366      140,264           10       13,893    (450,533)            -
                                            ----------    ---------    ---------    ---------   ---------    ----------
            Total sales                      2,021,108      833,831      278,953      100,012    (450,533)    2,783,371

     Operating profit                          471,075       87,243       89,949       16,184           -       664,451
     Nonoperating income                                                                                         52,172
                                            ----------    ---------    ---------    ---------   ---------    ----------
            Earnings before
              income taxes                                                                                      716,623

     Identifiable assets                     1,726,343      550,661      134,307       53,115    (146,634)    2,317,792
     Corporate assets                                                                                           569,595
                                            ----------    ---------    ---------    ---------   ---------    ----------
            Total assets                                                                                     $2,887,387

     1997

     Sales to unaffiliated customers        $1,523,958     $739,661     $274,355     $ 71,387   $       -    $2,609,361
     Intergeographic sales                     216,773       76,979           20        7,092    (300,864)            -
                                            ----------    ---------    ---------    ---------   ---------    ----------
            Total sales                      1,740,731      816,640      274,375       78,479    (300,864)    2,609,361

     Operating profit                          520,568      162,020      103,525       11,522           -       797,635
     Nonoperating income                                                                                         34,041
                                            ----------    ---------    ---------    ---------   ---------    ----------
            Earnings before
              income taxes                                                                                      831,676

     Identifiable assets                     1,625,296      474,315      185,498       43,489    (160,925)    2,167,673
     Corporate assets                                                                                           341,635
                                            ----------    ---------    ---------    ---------   ---------    ----------
            Total assets                                                                                     $2,509,308

     1996

     Sales to unaffiliated customers        $1,350,279     $652,309     $262,279     $ 61,969   $       -    $2,326,836
     Intergeographic sales                     148,515       94,460            -        7,691    (250,666)            -
                                            ----------    ---------    ---------    ---------   ---------    ----------
            Total sales                      1,498,794      746,769      262,279       69,660    (250,666)    2,326,836

     Operating profit                          414,689      161,846      109,238        8,668           -       694,441
     Nonoperating expense                                                                                       (22,721)
                                            ----------    ---------    ---------    ---------   ---------    ----------
            Earnings before
              income taxes                                                                                      671,720

     Identifiable assets                     1,435,222      444,787      179,595       35,785    (161,634)    1,933,755
     Corporate assets                                                                                           704,782
                                            ----------    ---------    ---------    ---------   ---------    ----------
            Total assets                                                                                     $2,638,537

MEDTRONIC, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

     Fiscal 1998 operating profit includes the impact of the $205.3 million non-recurring charges (see Note 4). Nonoperating income and expenses consist principally of non-allocable corporate activities.
     Intergeographic sales and the intergeographic profit remaining in ending inventories are the principal items reflected as eliminations.


16.  SUBSEQUENT EVENTS

     On July 13, 1998, Medtronic, Inc. and AVECOR Cardiovascular, Inc. announced the signing of an agreement under which Medtronic will acquire AVECOR in a transaction valued at approximately $91 million. The transaction calls for AVECOR shareholders to receive $11.125 in Medtronic common stock for each share of AVECOR they now hold. AVECOR's shareholders have approved its sale to Medtronic. The transaction is subject to FTC clearance. This transaction will be accounted for as a purchase. AVECOR develops, manufacturers and markets specialty medical devices for heart/lung bypass surgery and long-term respiratory support.

     During late September, 1998, the company sold an additional 12.5 million shares of its common stock in a public offering for approximately $691.8 million net of issuance costs. The offering was necessary to permit Medtronic to be eligible for pooling of interests accounting for the Physio-Control merger. Net proceeds from the offering will be utilized by the company for general corporate purposes, including acquisitions.
     In addition, the company's Board of Directors rescinded its remaining authorization to repurchase shares of the company's common stock as mentioned in Note 7.

     On October 16, 1998, the company acquired all of the assets and certain liabilities of Midas Rex, L.P. of Fort Worth, Texas, for approximately $230.0 million in cash. This transaction will be accounted for as a purchase. Midas Rex is the market leader in high-speed neurological powered instruments, including pneumatic instrumentation for surgical dissection of bones, biometals, bioceramics and bioplastics. Other instruments manufactured by Midas Rex assist in orthopedic, otolaryngological, maxillofacial and craniofacial procedures, as well as plastic surgery.

     On November 2, 1998, the company and Sofamor Danek Group, Inc. (Sofamor) announced the signing of a definitive merger agreement. The agreement calls for each Sofamor shareholder to receive $115.00 in the form of Medtronic common stock for each share of Sofamor they now hold. The merger agreement is subject to certain collar provisions. Sofamor has approximately 29 million shares outstanding on a diluted basis. It is anticipated that the transaction will close in the late third or early fourth quarter of fiscal 1999 and be accounted for as a pooling-of-interests. Sofamor is primarily involved in developing, manufacturing and marketing devices, instruments, computer-assisted visualization products and biomaterials used in the treatment of spinal and cranial disorders.